Hunton & Williams Letterhead

                                                       File Number: 40944.000518
                                                       Direct Dial: 804/788-8200


                                                                     Exhibit 5.1


                                  July 16, 1997



Oakwood Mortgage Investors, Inc.
7800 McCloud Road
Greensboro, North Carolina  27409-9634

Dear Sirs:

         We have acted as counsel to Oakwood Mortgage Investors, Inc., a North Carolina corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of up to $1,000,000,000 in aggregate principal amount of Pass-Through Certificates, issuable by separate trusts in one or more series (the "Certificates"). In this capacity, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, the form of Pooling and Servicing Agreement, including Standard Terms thereto, among the Company, the trustee to be named therein and Oakwood Acceptance Corporation, as servicer (the "Pooling and Servicing Agreement"), and such other materials as we have deemed necessary to the issuance of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of North
Carolina.

         2. When each Pooling and Servicing Agreement has been duly authorized by all necessary corporate action and has been duly executed and delivered by the parties thereto, it will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

Oakwood Mortgage Investors, Inc.
July 16, 1997
Page 2


         3. When the Certificates have been duly authorized for sale by all necessary corporate action, and when the Certificates have been duly issued, executed and authenticated in accordance with the provisions of the related Pooling and Servicing Agreement and delivered to and paid for by the purchasers thereof, the Certificates will be legally and validly issued and the holders of the Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement pursuant to which such Certificates were issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                                          Very truly yours,


                                                          /s/ Hunton & Williams